Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-169746) and related Prospectus of Oncothyreon Inc. for the registration of 7,425,017 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2011, with respect to the consolidated financial statements of Oncothyreon Inc., and the effectiveness of internal control over financial reporting of Oncothyreon Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
March 14, 2011